Exhibit 10.4

NON-EXECUTIVE CHAIRMAN AGREEMENT

This NON-EXECUTIVE CHAIRMAN AGREEMENT (this “Agreement”) is made as of September 19, 2014 (the “Effective Date”), by and between United Insurance Holdings Corp., a Delaware Corp. (the “Company”) and Gregory C. Branch (the “Chairman”).

WHEREAS, the Chairman has significant experience in the insurance industry, is a founder of the Company and has served continuously as a director and Chairman of the Company’s Board of Directors (the “Board”) since its inception and accordingly has substantial and unique knowledge of the Company, its business and market and has developed relationships that are important to the Company’s business;

WHEREAS, the Company desires to continue the services which can be performed by the Chairman, and the Chairman can provide and desires to render to the Company such services, and the parties agree that it would be to their mutual advantage to enter into this Agreement in order to define the terms and conditions which shall control the rendering of services provided to the Company by the Chairman.

NOW, THEREFORE, the parties hereby agree as follows:

1.Appointment. The Chairman has been appointed by the members of the Board as the non-executive Chairman of the Board and agrees to serve as Chairman of the Board during the term of this Agreement. The consideration set forth in Section 5 shall be the sole consideration due the Chairman for his services rendered hereunder.

2.Term. The Chairman’s service hereunder shall be for a term (the “Term”) commencing on the Effective Date and ending on the earliest to occur of (a) the date on which the Chairman ceases to serve as the Chairman of the Company’s Board, whether due to removal, failure to be elected or appointed, resignation or otherwise, (b) the date of the annual meeting of the Company’s stockholders occurring in 2019 at which the Class A directors of the Board are nominated for re-election to the Board, and (c) December 31, 2019.

3.Duties. During the Term, the Chairman shall continue to serve as Chairman of the Board in a non-executive capacity and shall not be either an employee or officer of the Company. The Chairman may serve on one or more committees of the Board consistent with this Section 3. During the Term, the Chairman shall, in a manner consistent with applicable legal and corporate governance standards: (a) advise and assist the Company with respect to the Company’s strategic planning model, the Company’s reinsurance program and projects for corporate development, business development and/or marketing, (b) advise and assist the Company with respect to identifying potential opportunities with respect to financing, acquisition, joint venture and similar transactions, (c) regularly attend and preside at Board meetings, (d) chair the annual meeting of the Company’s stockholders, and (e) be eligible to serve on such committees of the Board as may be requested by the Nominating and Corporate Governance Committee of the Board, subject to applicable independence standards pursuant to applicable law and listing exchange regulations. The Company is entering into this Agreement in reliance on the Chairman’s special and unique abilities in rendering the foregoing services and the Chairman will use his best effort, skill, judgment and ability in rendering such services.

4.Commitment. During and throughout the Term, the Chairman will devote such reasonable time, attention, skill and efforts to the business and affairs of the Company as is necessary to discharge the duties and responsibilities assigned to the Chairman hereunder and under the Company’s applicable governing documents, and shall serve the Company faithfully and to the best of his ability. The Chairman may maintain his existing roles and responsibilities with respect to other entities and organizations; however, he will not engage in other business activities that could reasonably be deemed to interfere with his responsibilities to the Company.

5.Compensation and Benefits.

(a)Annual Cash Compensation. During the Term, the Chairman shall receive a fee of forty thousand dollars ($40,000) per annum (the “Chairman Retainer”), which amount shall be in addition to and not in lieu of any cash retainers/fees and other cash compensation paid to directors generally (including without limitation committee retainers and/or meeting fees) pursuant to the Company’s Non-Employee Director Compensation Program, as in effect from time to time (the “Director Compensation Program”). The amount of the Chairman Retainer may be increased at the discretion of the Board. Payments of the Chairman Retainer shall be made on the same schedule as retainers for serving as a committee chairman pursuant to the Director Compensation Program. All other payments to the Chairman described in this Section 5(a) shall be on the same schedule that such compensation is paid to non-employee directors generally pursuant to the Director Compensation Program.

(b)Equity Awards.

(i)Initial Restricted Stock Award. During the Term and provided that no Forfeiture Event has occurred, the Chairman shall receive a grant of 40,000 shares of restricted Common Stock or restricted stock units per annum (an “RS Award”) pursuant to the Company’s 2013 Omnibus Incentive Plan (the “Plan”). For the avoidance of doubt, the Chairman will receive no more than five grants of an RS Award pursuant to this Agreement. The initial grant of an RS Award shall occur promptly following the Effective Date unless otherwise agreed by the parties hereto and shall vest in full on the earlier of (1) the first anniversary of the date of grant or (2) immediately prior to the first annual meeting of stockholders of the Company that occurs in the year following the year of the date of grant, provided that no Forfeiture Event has occurred. Each subsequent RS Award shall be granted promptly following the Company’s annual meeting of stockholders commencing in 2015 and shall vest in full on the earlier of (1) the first anniversary of the date of grant or (2) immediately prior to the first annual meeting of stockholders of the Company that occurs in the year following the year of the date of grant, provided that no Forfeiture Event has occurred. The terms and conditions of each RS Award shall be set forth in a separate award agreement in a form prescribed by the Company (the “Award Agreement”), to be entered into by the Company and the Chairman, which shall evidence the grant of the RS Award. All RS Awards shall be subject to the terms and conditions of the Plan. Notwithstanding anything to the contrary contained in this Agreement or in any applicable Award Agreement, (i) upon the occurrence of a Forfeiture Event, the Chairman will forfeit to the Company any unvested RS Award and will be ineligible to receive any additional grants of RS Awards pursuant to this Agreement and (ii) if the Chairman’s service with the Company pursuant to this Agreement terminates prior to the applicable vesting date, any unvested RS Award shall be forfeited.

(ii)Change of Control. Notwithstanding anything to the contrary contained in this Agreement or in any applicable equity award agreement between the Chairman and the Company, if a Change of Control (as defined in the Plan) occurs and the Chairman remains in continuous service at least until immediately prior to the Change of Control, any unvested RS Award that has been granted to the Chairman in an Award Agreement pursuant to Section 5(b)(i) hereof, shall accelerate and vest in full immediately prior to such Change of Control.

(c)Business Expenses. During the Term, upon submission of appropriate documentation in accordance with its policies in effect from time to time, the Company shall pay or reimburse the Chairman for all reasonable business-related expenses that the Chairman incurs in performing his duties under this Agreement.

(d)Deferral. Notwithstanding anything to the contrary set forth herein, if the Board determines that payments to directors of cash compensation or equity grants pursuant to the Director Compensation Plan shall be suspended or deferred due to possible catastrophe losses of the Company or extraordinary, unusual and/or non-recurring items of expense or loss of the Company, then any cash compensation or equity grants payable to the Chairman pursuant to this Section 5 shall be similarly suspended or deferred.

6.Termination of Services.

(a)General. Subject to the provisions of this Section 6, nothing in this Agreement shall interfere with or limit in any way the right of the Company to terminate the Chairman’s service with the Company in accordance with the Company’s governing documents and Delaware corporate law, nor shall it interfere with or limit in any way the right of the Chairman to voluntarily terminate his services as Chairman and no longer provide the services contemplated hereby at his discretion.

(b)Obligations Upon Termination. Within thirty (30) days following the last day of the Term (or such earlier date as may be required by applicable law), the Company shall pay to the Chairman (i) the pro rata amount of the Chairman Retainer earned but not yet paid under Section 5(a) of this Agreement and (ii) if the Chairman ceases to serve as a director of the Company immediately following the last day of the Term, the pro rata amount of any other cash compensation earned but not yet paid to the Chairman pursuant to the Director Compensation Program plus the amount of any reimbursable expenses (under Section 5(c) above) incurred through the last day of the Term but not yet paid.

7.Transfer Restrictions. The Chairman shall not directly or indirectly Transfer all or any part of the Restricted Securities during the Restricted Period without the prior approval of the Board; except that the Chairman is permitted to Transfer any or all of the Restricted Securities to any Person that, at the time of such Transfer, is a Permitted Transferee, but only if, the Chairman retains sole voting and dispositive power over such Restricted Securities during the Restricted Period. The Company acknowledges and agrees that the forfeiture by the Chairman of any unvested RS Awards and the Chairman’s becoming ineligible to receive additional grants of RS Awards following a Forfeiture Event as specifically set forth in Section 5(b)(i) shall be the exclusive remedy of the Company for claims arising under this Agreement for breach of the restrictions on Transfer of the Restricted Securities set forth in this Section 7. The foregoing shall not be deemed to limit the Company’s remedies under any other agreement between the Company and the Chairman or any Company policy or any law, rule, regulation or other restriction relating to the sale, conveyance, exchange, assignment, pledge, encumbrance, gift, bequest, hypothecation, issuance, or other transfer or disposition of securities.

8.Miscellaneous.

(a)Independent Contractor. The Chairman expressly acknowledges and agrees that he is solely an independent contractor and shall not be construed to be an employee of the Company in any matter under any circumstances or for any purposes whatsoever. The Company shall not be obligated to (i) pay, on the account of the Chairman, any unemployment tax or other taxes required under the law to be paid with respect to employees, (ii) withhold any monies from the fees of the Chairman for income tax purposes or (iii) provide the Chairman with any benefits, including without limitation health, welfare, pension, retirement, or any kind of insurance benefits, including workers’ compensation insurance. The Chairman acknowledges and agrees that the Chairman is obligated to report as income all compensation received by the Chairman pursuant to this Agreement, and to pay any applicable income, self-employment and other taxes thereon.

(b)Form of Securities. The Chairman acknowledges and agrees that the Restricted Securities shall remain in certificated form until the earlier of the occurrence of a Forfeiture Event and the expiration of the Restricted Period.

(c)Notices. All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Chairman:    at the Chairman’s most recent address on the records of the Company.

If to the Company:

United Insurance Holdings Corp.
360 Central Avenue, Suite 900
St. Petersburg, FL 33701
Attn: General Counsel

(d)Section 409A of the Code. To the extent applicable, this Agreement shall be interpreted in accordance with Section 409A of the Internal Revenue Code and Department of Treasury regulations and other interpretive guidance issued thereunder (“Section 409A”). Notwithstanding any provision of this Agreement to the contrary, if the Company determines that any compensation or benefits payable under this Agreement may be subject to Section 409A, the Company shall work in good faith with the Chairman to adopt such amendments to this Agreement or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions, that the Company determines are necessary or appropriate to avoid the imposition of taxes under Section 409A, including without limitation, actions intended to (i) exempt the compensation and benefits payable under this Agreement from Section 409A, and/or (ii) comply with the requirements of Section 409A; provided, however, that this Section 8(d) shall not create an obligation on the part of the Company to adopt any such amendment, policy or procedure or take any such other action, nor shall the Company have any liability for failing to do so or for any failure of the compensation or benefits payable under this Agreement to comply with or be exempt from Section 409A. Any right to a series of installment payments pursuant to this Agreement is to be treated as a right to a series of separate payments. To the extent permitted under Section 409A, any separate payment or benefit under this Agreement or otherwise shall not be deemed

“nonqualified deferred compensation” subject to Section 409A to the extent provided in the exceptions in Treasury Regulation Section 1.409A-1(b)(4), Section 1.409A-1(b)(9) or any other applicable provision of Section 409A.

(e)Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

(f)Entire Agreement. As of the Effective Date, this Agreement and the Award Agreement, constitute the final, complete and exclusive agreement between the Chairman and the Company with respect to the subject matter hereof and replace and supersede any and all other agreements, offers or promises, whether oral or written, by the Company and their respective subsidiaries and affiliates, or representatives thereof.

(g)Applicable Law; Jurisdiction. THIS AGREEMENT IS MADE UNDER, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF FLORIDA APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED SOLELY THEREIN, WITHOUT GIVING EFFECT TO PRINCIPLES OF CONFLICTS OF LAW. In any action between or among any of the parties arising out of this Agreement (i) each of the parties irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the state and federal courts having jurisdiction over Pinellas County, Florida; (ii) if any such action is commenced in a state court, then, subject to applicable law, no party shall object to the removal of such action to any federal court having jurisdiction over Pinellas County, Florida; (iii) each of the parties irrevocably waives the right to trial by jury; and (iv) each of the parties irrevocably consents to service of process by first class certified mail, return receipt requested, postage prepared, to the address at which such party is to receive notice in accordance with this Agreement.

(h)Captions. The captions contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

(i)Further Assurances. The Chairman hereby represents and warrants (i) that he has full power and authority to enter into this Agreement and that this Agreement constitutes the legal, valid and binding obligation of the Chairman, enforceable in accordance with its terms and (ii) the record and beneficial ownership of the Restricted Securities is as set forth in Section 9(g) hereof.

(j)Amendments. This Agreement may not be amended, modified, altered or supplemented other than by means of a written instrument duly executed and delivered on behalf of the Company and the Chairman.

(k)Counterparts. Each party is permitted to execute and deliver this Agreement in multiple counterparts (including delivery via fax or as an attachment in portable document format (.pdf) (or other format in which the recipient can view such signed counterpart) to an email), each of which will be deemed an original and all of which taken together will constitute one and the same instrument.

9.Definitions. As used herein, the following capitalized terms have the following respective meanings:

(a)“Common Stock” means the common stock of the Company, par value $0.0001 per share.

(b)“Contract” means any contract, agreement, or other contractual arrangement, commitment, or mutual understanding, whether written or oral.

(c)“Entity” means a corporation, limited liability company, trust, unincorporated organization, association, company, partnership, governmental agency, or other entity.

(d)“Forfeiture Event” means (i) any Transfer by the Chairman, directly or indirectly, of all or any part of his Restricted Securities during the Restricted Period without the prior approval of the Board, except for Transfers pursuant to and in accordance with Section 7 of this Agreement or (ii) any Transfer by a Permitted Transferee, directly or indirectly, of all or any part of the Restricted Securities during the Restricted Period to any Person who is not a Permitted Transferee, without the prior approval of the Board.

(e)“Permitted Transferee” means (i) the spouse or any lineal descendant (including adopted children and stepchildren) of the Chairman, (ii) any son-in-law or daughter-in-law of the Chairman, (iii) any trust of which the Chairman is the trustee and (A) that is established solely for the Chairman’s benefit and/or for the benefit of any of the individuals described in the immediately foregoing clauses (i) and (ii) and (B) the terms of which are not inconsistent with the terms of this Agreement, (iv) a corporation the stockholders of which are only the Chairman or the individuals described in the foregoing clauses (i) and (ii), or (v) a limited liability company the members of which are only the Chairman or the individuals described in the foregoing clauses (i) and (ii).

(f)“Person” means any individual or Entity.

(g)“Restricted Period” means the period commencing on the Effective Date and ending on the earlier of (i) the date of the annual meeting of the Company’s stockholders occurring in 2019 at which the Class A directors of the Board are nominated for re-election to the Board and (ii) December 31, 2019.

(h)“Restricted Securities” means 1,647,785 shares of Common Stock, 1,529,197 of which are owned of record and beneficially on the Effective Date by the Chairman and 118,588 of which are owned of record on the Effective Date by Branch Journey, LLC and owned beneficially by the Chairman, together with any securities issued with respect to such Common Stock as a result of any share dividend, stock split, reclassification, recapitalization, reorganization, merger, or similar event or upon the conversion, exchange, or exercise thereof.

(i)“Transfer” means, with respect to any Restricted Security, (a) a sale, conveyance, exchange, assignment, pledge, encumbrance, gift, bequest, hypothecation, issuance, or other transfer or disposition by any other means, whether for value or not and whether voluntary or involuntary (including by operation of law), with respect to such Restricted Security, (b) the entry into a Contract that would afford a Person (other than the Chairman) the right to direct all or a portion of the voting rights, or would afford a Person (other than the Chairman or his Permitted Transferee) the right to receive all or a portion of the economic benefits, with respect to such Restricted Security, or (c) the entry into a Contract to do any of the events described in the foregoing clauses (a) and (b); provided however, that the pledge or hypothecation of or granting of any security interest in or other encumbrance on any Restricted Security for the purpose of the Restricted Security serving as collateral for a loan shall not be deemed a Transfer pursuant to the foregoing clauses (a), (b) and (c) unless and until (i) a Person other than the Chairman or his Permitted Transferee becomes the record or beneficial owner of such Restricted Security or (ii) a Person other than the Chairman, has any voting or dispositive over such Restricted Security. Used as a verb, “Transfer” means effecting any of the foregoing actions described in this definition.

[the next page is the signature page]

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first set forth above.

UNITED INSURANCE HOLDINGS CORP.

_____________________________________
By:    John Forney
Its:    Chief Executive Officer

CHAIRMAN

_____________________________________
Gregory C. Branch